LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

September 20, 2006
NR 40	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR IS AWARDED FIVE DRILLING PERMITS AT THE ROCK SW BRECCIA PIPE, NORTH PIPES SUPER PROJECT, ARIZONA

Tucson, Arizona–September 20, 2006–Liberty Star Gold Corp (the “Company”), (symbol: LBTS) has received a drilling permit for the Rock SW breccia pipe that allows the Company to drill five eight-inch diameter rotary drill holes to a depth of 3,000 feet. The exact depth will be dictated by results as the hole(s) are deepened. The estimated depth will be 1,500 feet.

The purpose is to intersect the center of the Rock SW breccia pipe. We plan that only one central hole will be necessary. This hole is referred to as the mother hole. Once the rotary mother hole has attained its total depth, a geophysical survey will be run down the hole in order to determine mineralization within a 200 or more foot radius of the hole. When mineralization has been plotted from the geophysics, the rotary drill will be moved to another site, and a diamond core drill will be set up on the hole. Daughter directional diamond drill holes will be drilled off the mother hole so that they will intersect and measure mineralization indicated by the geophysics. These holes will each be about 470 feet long but they will start at one hundred foot intervals from 900 to 1500 feet down the mother hole and penetrate the radius of the breccia pipe. This is expected to save substantial amounts of time as well as money in drilling costs as the barren upper part of the breccia pipe will only be drilled once. Additional drill holes are permitted in the event that if the breccia pipe is not centered by the first hole, additional holes can be drilled until the optimum mother hole is drilled. All material recovered from each drill hole will be carefully sampled and analyzed by a certified analytical laboratory. Other Pipes in the North Pipes Super Project will be drilled in the same manner.

Drilling in this area will start shortly after the first of the year, if not sooner. Drilling on the Elle joint venture property, which we have with an Australian company, should start in late November.

The Company’s permitting contractor has performed and completed comprehensive environmental surveys on four additional Permit Survey Areas (PSAs) which are approximately 80 acres each. Five drill holes have been submitted for drill permits on the Oni Pipe, approximately 500 feet south east of the Rock SW Pipe. These are expected to be approved within the next two weeks. Ten other PSAs are in process and should be completed by October first. It is anticipated that approximately five holes will be permitted for each Pipe in each area. It is expected that a minimum of 75 holes will be permitted between now and the end of the year.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that only one central hole will be necessary to intersect the center of the Rock SW breccia pipe; that a geophysical survey will be run down the hole in order to determine mineralization within a 200 or more foot radius of the hole; that the rotary drill will be moved to another site and a diamond core drill will be set up on the hole; that directional diamond drill holes will be drilled off the mother hole so that they will intersect and measure mineralization indicated by the geophysics; that the holes will each be about 470 feet long but they will start at one hundred foot intervals from 900 to 1500 feet down the mother hole and penetrate the radius of the breccia Pipe; that this is expected to save substantial amounts of time as well as money in drilling costs; that material recovered from each drill hole will be carefully sampled and analyzed by a certified analytical laboratory; that other breccia Pipes in the North Pipes Super Project will be drilled in the same manner; that drilling in this area will start shortly after the first of the year and drilling on the Elle joint venture property should start in late November; that 5 drill holes are expected to be approved within the next two weeks; that ten other PSAs should be completed by October first; that approximately five holes will be permitted for each Pipe in each area; that a minimum of 75 holes will be permitted between now and the end of the year.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that our joint venture partners do not perform or fund as required in signed agreements; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James Briscoe (520) 731-8786